Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated 1 May 2015, with respect to the consolidated financial statements of Benitec Biopharma Limited contained in the Amendment No.1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Amendment No.1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON AUDIT PTY LTD
GRANT THORNTON AUDIT PTY LTD

Sydney, NSW Australia

27 July 2015